As filed with the Securities and Exchange Commission on May 14, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2702776
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

21255 Califa Street

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Zenith National Insurance Corp. 2004 Restricted Stock Plan

(Full Title of the Plan)

Michael E. Jansen

Executive Vice President and General Counsel

Zenith National Insurance Corp.

21255 Califa Street

Woodland Hills, California 91367

(Name and Address Of Agent For Service)

(818) 713-1000

(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Stock, par value $1.00 per share	370,000(2)	$38.68	$14,311,600	$562.45

(1)           Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sale prices for a share of Common Stock of Zenith National Insurance Corp. (“Common Stock”) on the New York Stock Exchange on May 12, 2008.

(2)           Plus such additional number of shares of Common Stock as may be issuable pursuant to the antidilution provisions of the Zenith National Insurance Corp. 2004 Restricted Stock Plan.

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to a Registration Statement on Form S-8, Registration Number 333-115902, filed on May 26, 2004, Zenith National Insurance Corp. (the “Registrant”) registered 250,000 shares of its common stock, $1.00 par value per share (the “Common Stock”), to be offered under the Third Amended and Restated Zenith National Insurance Corp. 2004 Restricted Stock Plan, as amended and restated May 13, 2008 (the “Plan”).  In connection with a three-for-two stock split in the form of a stock dividend effected in October 2005, the number of shares of Common Stock initially authorized to be offered under the Plan was automatically increased pursuant to the terms of the Plan by 125,000 shares to a total of 375,000 shares of Common Stock.  Pursuant to a Registration Statement on Form S-8, Registration Number 333-134531, filed on May 26, 2006, the Registrant registered an additional 250,000 shares of Common Stock, to be offered under the Plan, resulting in a total of 625,000 shares being heretofore registered.

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 370,000 shares of Common Stock that may be issued under the Plan.  The contents of the Registrant’s registration statements on Form S-8, Registration Number 333-115902 and Registration Number 333-134531, are hereby incorporated by reference into this Registration Statement.

EXHIBITS

Exhibit No.	Description
4.1

Third Amended and Restated Zenith National Insurance Corp. 2004 Restricted Stock Plan (as amended and restated May 13, 2008) (Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed May 13, 2008 is incorporated herein by reference)

5.1	Opinion of Michael E. Jansen, Executive Vice President and General Counsel of Zenith National Insurance Corp., regarding the legality of the securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Michael E. Jansen (included in his opinion filed as Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 14th day of May 2008.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Stanley R. Zax
Stanley R. Zax
Chairman of the Board and President

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of Stanley R. Zax and Michael E. Jansen, signing singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on May 14, 2008.

/s/ Stanley R. Zax	Chairman of the Board, President and Director
Stanley R. Zax	(Principal Executive Officer)

/s/ Kari L. Van Gundy	Senior Vice President and Chief Financial Officer
Kari L. Van Gundy	(Principal Accounting Officer)

/s/ Max M. Kampelman	Director
Max M. Kampelman

/s/ Robert J. Miller	Director
Robert J. Miller

/s/ Leon E. Panetta	Director
Leon E. Panetta

/s/ Catherine B. Reynolds	Director
Catherine B. Reynolds

/s/ Alan I. Rothenberg	Director
Alan I. Rothenberg

/s/ William S. Sessions	Director
William S. Sessions

/s/ Gerald Tsai, Jr.	Director
Gerald Tsai, Jr.

/s/ Michael Wm. Zavis	Director
Michael Wm. Zavis